Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-170811) pertaining to the 2006 Stock Plan of Hollysys Automation Technologies Ltd.,

(2)	Registration Statement (Form S-8 No. 333-208615) pertaining to the 2015 Equity Incentive Plan of Hollysys Automation Technologies Ltd., and

(3)	Registration Statement (Form F-3 No. 333-208631) pertaining to the registration of 776,800 ordinary shares of Hollysys Automation Technologies Ltd.;

of our reports dated September 25, 2015, with respect to the consolidated financial statements of Hollysys Automation Technologies Ltd., and the effectiveness of internal control over financial reporting of Hollysys Automation Technologies Ltd., included in this Form 20-F/A.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

March 8, 2016